Exhibit (a)(5)(I)

FOR IMMEDIATE RELEASE

Fairchild Board of Directors Determines the Acquisition Proposal

from China Resources and Hua Capital is Not a Superior Proposal

Reaffirms Commitment to ON Semiconductor Agreement

SAN JOSE, Calif. – February 16, 2016 – Fairchild Semiconductor International, Inc. (Nasdaq: FCS) (“Fairchild”) announced today that its board of directors (the “Board”), after consultation with its legal and financial advisors, has determined that the unsolicited proposal received on December 28, 2015, from China Resources Microelectronics Limited (“China Resources”) and Hua Capital Management Co., Ltd. (“Hua Capital”) to acquire Fairchild (the “Acquisition Proposal”) does not constitute a “Superior Proposal” as defined in the Company’s Agreement and Plan of Merger with ON Semiconductor Corporation (“ON Semiconductor”).

On January 5, 2016, Fairchild announced that the Board determined that the Acquisition Proposal would reasonably be expected to result in a Superior Proposal. The Fairchild management team, along with Fairchild’s legal and financial advisors, engaged in extensive discussions with China Resources and Hua Capital. After conducting a thorough review, and after consultation with Fairchild’s legal and financial advisors, the Board concluded that the Acquisition Proposal is not superior to Fairchild’s existing agreement with ON Semiconductor.

As previously announced on November 18, 2015, Fairchild entered into an Agreement and Plan of Merger with ON Semiconductor, under which a wholly owned subsidiary of ON Semiconductor agreed to acquire all of the outstanding shares of Fairchild common stock for $20.00 per share in cash.

Fairchild remains subject to the Agreement and Plan of Merger with ON Semiconductor, and the Board has not changed its recommendation in support of that agreement.

For additional information, please refer to Amendment 10 to the Schedule 14D-9 filed today with the Securities and Exchange Commission (the “SEC”).

Goldman, Sachs & Co. is acting as financial advisor to Fairchild, and Wachtell, Lipton, Rosen & Katz is serving as its legal counsel.

About Fairchild Semiconductor

Fairchild Semiconductor (NASDAQ: FCS) – global presence, local support, smart ideas. Fairchild delivers energy-efficient, easy-to-use and value-added semiconductor solutions for power and mobile designs. We help our customers differentiate their products and solve difficult technical challenges with our expertise in power and signal path products. Please contact us on the web at www.fairchildsemi.com.

Important Information

This communication is not an offer to buy nor a solicitation of an offer to sell any securities of Fairchild. The solicitation and the offer to buy shares of Fairchild common stock has been made pursuant to a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that ON Semiconductor and Falcon Operations Sub, Inc. have filed with the SEC (as amended and supplemented from time to time). In addition, Fairchild has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer (as amended and supplemented from time to time). Fairchild and ON Semiconductor have mailed these documents to Fairchild’s stockholders. In addition, stockholders are able to obtain the tender offer statement on Schedule TO, the offer to purchase, the Solicitation/Recommendation Statement of the Company on Schedule 14D-9 and any amendments thereto, and related materials with respect to the tender offer and the merger, free of charge at the SEC’s website at www.sec.gov. Stockholders may also obtain free copies of the Schedule TO and Schedule 14D-9, as each may be amended or supplemented from time to time, and other documents filed by the parties (when available) by contacting Fairchild’s Investor Relations Department either by telephone at (207) 775-8660 or by e-mail at investor@fairchildsemi.com.

STOCKHOLDERS OF FAIRCHILD ARE ADVISED TO READ THE SCHEDULE TO (INCLUDING THE OFFER TO PURCHASE, RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.

Cautions regarding Forward-Looking Statements

This communication may contain “forward-looking statements.” Words such as “anticipates,” “estimates,” “expects,” “projects,” “forecasts,” “intends,” “plans,” “will,” “believes” and words and terms of similar substance used identify forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs about future events. As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances. Past financial or operating performance is not necessarily a reliable indicator of future performance and you should not use our historical performance to anticipate results or future period trends. Except as required by law, we are under no obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including those factors discussed in detail in the “Risk Factors” sections contained in our Annual Report on Form 10-K for the year ended December 28, 2014 filed with the SEC as well as, among other things: (1) the ability to obtain the necessary regulatory approvals, (2) the satisfaction of the conditions to the consummation of the proposed transaction, (3) the timing of the completion of the proposed transaction and (4) the potential impact of the announcement or consummation of the proposed transaction on our important relationships, including with employees, suppliers and customers.

CONTACTS

Dan Janson

Investor Relations

Fairchild Semiconductor

(207) 775-8660

investor@fairchildsemi.com

Matt Sherman/ Jed Repko / Eric Brielmann

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449/(415) 869-3950